EMPLOYMENT AGREEMENT

This AGREEMENT (this “Agreement”) is made effective as of June 10, 2008 (the “Effective Date”),  by and between Genesis Pharmaceuticals Enterprises, Inc., a Florida corporation (“Company” or “Employer”), and Elsa Sung, an individual resident of Florida (“Executive”).

 WHEREAS, the Employer and the Executive desire to enter into an agreement to reflect the Executive’s duties and responsibilities and to provide for the Executive’s employment by the Employer upon the terms and conditions set forth herein; and

WHEREAS, the Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained herein, in consideration of the additional benefits provided to the Executive under this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the Employer and the Executive agree as follows:

1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2. Capacity. The Executive shall serve the Employer as its Chief Financial Officer. The Executive shall also serve the Employer in such other or additional offices as the Executive may reasonably be requested to serve by the Board of Directors of the Employer (the “Board”). In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer, consistent with such positions, as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors.

3. Term. Subject to the provisions of Sections 4(j), 4(k), 6 and 7, the term of employment pursuant to this Agreement (the “Term”) shall commence on the Effective Date and terminate on the first anniversary of the Effective Date; provided that the Term shall automatically be renewed for successive periods of one (1) year unless either party gives written notice to the other party, at least sixty (60) days prior to the end date of the then-current Term, of that party’s intent not to renew this Agreement.

4. Compensation and Benefits. The compensation and benefits payable to the Executive during the Term shall be as follows:

(a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (“Salary”) at the annual rate of one hundred twenty thousand dollars ($120,000.00), subject to increases from time to time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). Salary shall be payable in semi-monthly installments. From time to time during the Term, Executive’s base salary may be increased at the discretion of the Board or the Compensation Committee, but shall in no event be decreased from the amount of the base salary in effect at that time.

(b) Performance Bonus. In addition to Executive’s base salary, Executive shall be awarded $18,000 if the Company is successfully listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market. Executive shall also be awarded $8,000 and $20,000 if the Company meets its 2008 Guaranteed EBT and its 2009 Guaranteed EBT, respectively, defined in the May 2008 Make Good Escrow Agreement. The Executive may be awarded additional performance bonuses basis generally available to senior executives of the Company on an annual, including any cash bonus plans and equity incentive plans sponsored by the Company. The performance bonus, if any, shall be paid to the Executive within 30 days after the Company’s performance goals are achieved.

(c) Equity Award. The Executive shall be granted 300,000 options (or as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) vested in tranches on the dates and with the exercise prices as follows, provided Executive remains employed with the Company and its subsidiaries on the applicable vesting dates:

Number of Shares	Vesting Date	Exercise Price per Share
80,000	July 1, 2008	$0.30
70,000	December 31, 2008	$0.40
75,000	June 30, 2009	$0.50
75,000	December 31, 2009	$0.60

(d) Regular Benefits. The Company shall provide for Executive health/medical insurance coverage acceptable to Executive in the U.S. and P.R.C. at the Company’s expense during the Term. The Company shall pay for and provide Executive with a term life insurance policy in an amount of $150,000 at standard, non-smoking insurance premium rates.

(e) Automobile and Cell Phone. The Employer shall provide Executive with an automobile and cell phone allowance of $600 per month to compensate Executive for expenses related to the use of an automobile and cell phone and reasonable business-related expenses associated with such automobile and its maintenance and operation.

(f) Expenses. Executive is authorized to incur reasonable expenses in connection with the business of Company, including reasonable expenses for business travel and similar items, in accordance with Company’s business expense policy in effect from time to time. The Company shall also reimburse Executive for expense incurred for professional dues and subscriptions, continued professional education to maintain Executives’ U.S. Certified Public Accountant license status, all dues, fees and expenses associated with membership in various professional, business and civic associations and societies of which Employee's participation is in the best interest of Employer.

(g) Vacation and sick days. Executive shall be entitled to twenty paid vacations days and ten paid sick or personal days during each calendar year of the Term. Executive is not entitled to payment for any unused vacation, sick or personal days as of the end of any calendar year.

(h)  Additional Benefits. During the Term, the Company shall provide Executive use of a corporate apartment in Shandong Province, China, at the Company’s expense. The location and conditions of the corporate apartment shall be up to Executive’s satisfaction. The Company shall be responsible for providing transportation and any medical expenses incurred by Executive in P.R.C.

(i)  Taxation of Payment and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(j)  Death During Employment. If Executive dies during the Term, Company shall pay to the estate of Executive (i) any accrued and unpaid salary and (ii) any accrued and unpaid bonus (iii) all vested options a pro rata amount of any bonus payable with respect to the fiscal year of service in which death occurs (such pro rata amount determined by multiplying the bonus that would have been paid for the full fiscal year had Executive survived by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of death and the denominator of which is 365). Additionally, all unvested options shall be transferred to estate of Executive and become immediately vested.

(k)  Permanent Disability During Employment. If Executive becomes permanently disabled during the Term, Company shall pay to Executive any accrued and unpaid base salary to which she would otherwise be entitled to the end of the month in which such permanent disability occurs. Thereafter, the Executive shall continue to receive her then base salary, minus any payments provided by the Company’s benefit plans and by any government sponsored program, for a six (6) month period from the date of permanent disability. All granted and unvested options shall become immediately vested. This Agreement shall thereupon terminate and Company shall have no further obligation to Executive except as may be provided under Company’s long-term disability plans during the term of such disability and any pro rata portion of any bonus or incentive plan. Permanent disability for purposes of this Agreement shall mean a physical or mental condition of Executive that renders Executive incapable of performing the essential duties of her job and which condition shall be medically determined to be of permanent duration as same is construed under Company’s disability plans.

5. Extent of Service. During the Term, the Executive shall, subject to the direction and supervision of the Board, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement, provided that nothing in this Agreement shall be construed as preventing the Executive from (a) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 9(a) , or (b) engaging in religious, charitable or other community or non-profit activities that, in the case of (a) or (b) above, do not in any way impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6. Termination for Cause. Company may terminate Executive’s employment at any time “for Cause.” The term “for Cause” shall mean any act or failure to act on the part of the Executive which constitutes: (i) an unauthorized use or disclosure by the Executive of the Company’s Confidential Information ( as hereinafter defined) or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach by the Executive of any agreement between the employee and the Company; (iii) a material failure by the Executive to comply with the Company’s written policies in compliance with the laws of the United States or any state thereof; (iv) the Executive’s indictment of, or plea of “ guilty” or “ no contest” to, a felony under the laws of the United States or any state thereof or any foreign jurisdiction in which the Company conducts business which if occurring in the United States would constitute a felony under its laws or the laws of any state thereof; (v) the Executive’s gross negligence or willful misconduct that results in material harm to the Company; or (vi) a continual failure by the Executive to perform assigned duties after receiving written notification of such failure from the Board. Company shall be entitled to terminate the employment relationship hereunder upon thirty (30) days’ prior written notice to Executive, which notice shall state the reason for such termination, and during such notice period Executive shall be removed from her duties and responsibilities. In the event of a termination for cause, Company shall pay Executive any accrued and unpaid salary and any accrued and unpaid bonus for any prior fiscal year, and Company shall have no further obligation or liability to Executive under this Agreement.

7. Termination for Good Reason. If any of the following events occurs after the Effective Date, the Executive may resign from her employment for Good Reason by giving written notice of resignation within 60 days following such event:

(a) a material reduction in the scope of the Executive’s assigned duties and responsibilities from those in effect under this Agreement on the Effective Date or the assignment of duties or responsibilities that are inconsistent with the Executive’s status in the Company;

(b) a reduction by the Company in the Executive’s base salary;

(c) the failure by the Company to continue to provide the Executive with benefits substantially similar to those specified in Section 4 of this Agreement unless the new owner of the Company or the Company deem it necessary to change such benefits in order to conform to applicable law; or

(d) any material breach of this Agreement by the Company.

Any written notice of resignation for Good Reason shall describe in reasonable detail the circumstances believed to constitute Good Reason. Notwithstanding Executive’s provision of a notice of resignation for Good Reason, the Company has a right to remedy or cure for a period of 30 days following its receipt of such notice the circumstances described by the Executive as constituting Good Reason and Executive’s resignation shall become effective on the 31st day following notice to the Company if the Company fails to remedy or cure the circumstances constituting Good Reason within such 30-day period.

8. Severance upon Termination Without Cause or for Good Reason. If, during the Term, Company terminates Executive’s employment with the Company and its subsidiaries for any reason other than for Cause or Executive’s death or disability, or Executive terminates her employment for Good Reason (not including Company’s or Executive’s non-renewal of the Term), the Executive shall be entitled to receive (i) a lump sum cash payment in the amount of any accrued and unpaid salary as of her date of termination, (ii) a lump sum cash payment equal to any accrued and unpaid bonus for any prior fiscal year, (iii) a lump sum cash payment equal to the pro rata amount of any bonus payable with respect to the fiscal year in which termination occurs (such pro rata amount determined by multiplying the bonus that would have been paid for the full fiscal year had the Executive continued to render service to the Company as of the last day of the fiscal year multiplied by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of termination and the denominator of which is 365), (iv) an amount equal to the sum of (a) 80% of her then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to the Executive during the preceding two (2) fiscal years of the Company, and such sum shall be payable in six (6) substantially equal monthly payments; provided that each payment is intended to constitute a separate payment within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). Further, the Company shall continue the medical and life insurance benefits which Executive was receiving on the date of her termination, with any related costs to be paid by Executive being no more than what Executive had been paying prior to the date of termination, for a period of six (6) months after the date of her termination; provided such continued coverage shall end on the date Executive has commenced employment elsewhere and becomes eligible for participation in a similar type of benefit program of her successor employer. All options to purchase shares of common stock of the Employer issued to the Executive in accordance with the Executive’s stock option agreement hereunder shall become immediately vested. Except as provided in this Section 8, Executive shall not be entitled to any other severance benefits from the Company or any of its subsidiaries or affiliates, and the Company shall have no other obligation or liability to Executive under this Agreement.

9. Covenants by Executive

(a) Non-competition. During the Term under this Agreement including any renewals or extensions thereof, Executive shall not, without the prior written approval of Company, directly or indirectly, engage in any competitive activity as employer, employee, partner, stockholder, joint venturer, consultant, director or otherwise, enter into or in any manner take part in any business or other endeavor which would be in competition with Company in the continental United States and mainland China, and to the extent Executive has or has had direct involvement in the Company’s business activities in any other jurisdiction, such other jurisdictions as such business is conducted or, to the knowledge of Executive, proposed to be conducted at the time of termination.

(b) Respect for Economic Relationships. Executive will not, during the term of her employment under this Agreement including any renewals or extensions thereof, in any fashion, form, or manner, either directly or indirectly, solicit, interfere with, or otherwise be involved with any customer or person, firm or corporation regularly dealing with Company or directly or indirectly interfere with, entice away, or otherwise materially adversely affect its relationship with the Company or to diminish its business with the Company, or to cause any other entity to employ any other employee of Company.

(c) Validity of Covenants. Executive agrees that the covenants contained in this Section are reasonably necessary to protect the legitimate interests of Company, are reasonable with respect to time, territory and scope, and do not interfere with the interests of the public. Executive further agrees that the descriptions of the covenants contained in this Section are sufficiently accurate and definite to inform Executive of the scope of such covenants.

(d) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(e) Documents. Records. etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually-convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations. If the Executive is entitled to reimbursement of expenses hereunder, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.  The Executive’s rights and obligations pursuant to this Section 9(f) shall expire at the end of five (5) years after the Effective Date and shall not be subject to liquidation or exchange for another benefit.

10. Confidential Information. Executive agrees both during the Term and thereafter to keep secret and confidential all information labeled confidential or not generally known which is heretofore or hereafter acquired concerning the business and affairs of Company, including without limitation, information regarding trade secrets, proprietary processes, confidential business plans, market research data, financial data and trade secrets (collectively, “Confidential Information”), and further agrees not to disclose any such information to any person, firm, or corporation or use the same in any manner other than in furtherance of the business or affairs of Company or unless such information shall become public knowledge by other means. Executive agrees that such information is a valuable, special, and unique asset of Company. Upon the termination of Executive’s employment with Company, Executive shall immediately return to Company all documents, records, notebooks, and similar repositories of information relating to Confidential Information of Company and/or the development of any inventions. The provisions of this Section 10 shall survive the termination of this Agreement and Executive’s employment for any reason.

11. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver of Breach. The waiver by Company or Executive of any breach of a provision of this Agreement shall not operate or be construed as, a waiver of any subsequent breach by the parties.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

 15. Notice. All notices, requests, demands, payments, or other communications hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified or registered mail, return receipt requested or by a nationally recognized overnight courier service , to the appropriate address indicated below or to such other address as may be given by a party hereto in a notice sent to all parties hereto and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed:

(a)	if to Company, to:
Wubo Cao
Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park Laiyang City, Yantai, Shandong Province, People’s Republic of China 710075

With a copy to:
Loeb & Loeb, LLP
345 Park Avenue
New York, NY10154

b)	If to Executive, to:
Elsa Sung
950 S. Pine Island Road Suite A-150
Plantation, FL33324

16. Entire Agreement. This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the Executive, on one hand, and the Company, the Subsidiary or any other subsidiary of the Company, on the other hand, with respect to the subject matter hereof and constitutes the sole and only agreement between such persons with respect to said subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding or of any force or effect. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto.

17. Severability. If any one or more of the provisions contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, that invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if that invalid, illegal, or unenforceable provision had never been contained herein.

18. Parties Bound. The terms, promises, covenants, and agreements contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Company or Executive without the prior written consent of the other party.

19. Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles of Florida. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

20. Others. To the extent the Executive is covered by any Director’s and Officer’s insurance maintained by the Employer for the period during which the Executive provides services hereunder, the Employer will undertake reasonable efforts to make available to the Executive the benefit of such insurance.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

By:	/s/ Wubo Cao

Title: Chief Executive Officer and Chairman of the Board

EXECUTIVE

/s/Elsa Sung
Elsa Sung